Exhibit 99.1

WageWorks Announces Pricing of Its Follow-On Public Offering

SAN MATEO, CA (August 13, 2013) — WageWorks, Inc. (NYSE: WAGE) today announced the pricing of its follow-on public offering of 2,968,276 shares of its common stock at a price to the public of $40.45 per share. The selling stockholders are selling all of the shares of common stock in this offering. The underwriters have an option to purchase a maximum of 445,241 additional shares from the selling stockholders identified in the prospectus supplement for this offering to cover overallotments, if any.

WageWorks will not receive any proceeds from the sale of shares to be offered by the selling stockholders. The principal purposes of this offering are to facilitate an orderly distribution of shares for the selling stockholders and to increase WageWork’s public float.

William Blair & Company, L.L.C. and Stifel, Nicolaus & Company, Incorporated are serving as joint book-running managers for the offering.

A registration statement relating to these shares of WageWorks common stock became automatically effective when filed with the Securities and Exchange Commission. This offering is being made only by means of a prospectus supplement and a prospectus forming part of the effective registration statement. A copy of the final prospectus supplement and prospectus for the offering may be obtained from William Blair & Company, L.L.C. at 222 West Adams Street, Attention: Prospectus Department, Chicago, IL 60606, phone number (800) 621-0687, or from Stifel, Nicolaus & Company, Incorporated at One Montgomery Street, Suite 3700, San Francisco, California 94104, phone number (415) 364-2720.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor may there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Investor Relations Contact:

Staci Mortenson

ICR

650-577-6300

ir@wageworks.com

Media Contact:

WageWorks, Inc.

Britta Meyer

650-577-5208

Britta.Meyer@wageworks.com

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